Exhibit C-8

42nd General Election, October 19, 2015

Preliminary Results

National

Party	Leading (Electoral Districts)%		Number of votes	%
Animal Alliance/Environment Voters	0	0.0%	1,761	0.0%
ATN	0	0.0%	136	0.0%
Bloc Québécois	10	3.0%	818,652	4.7%
Canada Party	0	0.0%	270	0.0%
CAP	0	0.0%	429	0.0%
Christian Heritage Party	0	0.0%	15,284	0.1%
Communist	0	0.0%	4,382	0.0%
Conservative	99	29.3%	5,600,496	31.9%
Democratic Advancement	0	0.0%	1,187	0.0%
Forces et Démocratie – Allier les forces de nos régions	0	0.0%	8,298	0.0%
Green Party	1	0.3%	605,864	3.4%
Independent	0	0.0%	40,879	0.2%
Liberal	184	54.4%	6,930,136	39.5%
Libertarian	0	0.0%	37,407	0.2%
Marxist-Leninist	0	0.0%	9,105	0.0%
NDP-New Democratic Party	44	13.0%	3,461,262	19.7%
No Affiliation	0	0.0%	9,026	0.0%
PACT	0	0.0%	90	0.0%
PC Party	0	0.0%	4,472	0.0%
Pirate	0	0.0%	906	0.0%
Radical Marijuana	0	0.0%	1,626	0.0%
Rhinoceros	0	0.0%	7,349	0.0%
Seniors Party	0	0.0%	158	0.0%
The Bridge	0	0.0%	121	0.0%
United Party	0	0.0%	57	0.0%

Total:	338		17,559,353

Polls Reporting: 73,451 of 73,568 (99.84%)

Voter Turnout: 17,559,353 of 25,638,379 registered electors (68.49%) – does not include electors who registered on election day.